Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)
Director of Investor Relations and
Corporate Communications

Compass Minerals Celebrates Five Years as a Public Company
by Ringing NYSE Closing Bell

OVERLAND PARK, Kan. (December 11, 2008) – Compass Minerals (NYSE: CMP) today celebrated its five years as a public company by ringing the closing bell at the New York Stock Exchange.  Earlier in the day, the company hosted an analyst meeting at the NYSE during which company executives discussed Compass Minerals’ accomplishments as a public company and the growing balance of its salt and specialty fertilizer businesses.
“Over the past five years, Compass Minerals has demonstrated an ability to combine strong near-term performance with outstanding long-term value creation,” said Angelo Brisimitzakis, president and chief executive officer.  “Since our IPO in December 2003, Compass Minerals has delivered above-average return to shareholders while becoming a more balanced, less seasonal company, with a mix of recession-resistant businesses delivering record revenues, cash flow, and earnings.”
Dr. Brisimitzakis noted that the company has achieved substantial gains since its IPO, with revenues growing from $553.5 million in 2003 to $1.1 billion for the twelve months ended September 30, 2008.  Over the same period, operating income increased from $91.2 million to $222.4 million and cash from operations increased from $69.1 million to $207.8 million.
In addition to Dr. Brisimitzakis, presenters at the analyst meeting included the leaders of Compass Minerals’ businesses:  Ronald Bryan, vice president and general manager, Great Salt Lake Minerals and Compass Minerals UK; Jerry Bucan, vice president and general manager, consumer and industrial; and Keith Clark, vice president and general manager, North American highway.
The presentation is available in the Investor Relations section of the company’s website, www.compassminerals.com.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.